Exhibit 99.1

14040 Park Center Road, Suite 210, Herndon, VA  20171;
703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For company information contact:  Tim Clemensen at 212-843-9337 or tclemensen@rubensteinir.com.
For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Announces First Quarter 2009 Results

Herndon, VA—March  16, 2009--SteelCloud, Inc. (Nasdaq: SCLD), an integrator of network-centric, embedded computing appliances, and professional services, today reported financial results for its first quarter 2009 which ended January 31, 2009.

First quarter revenues decreased 85% to approximately $900,000 during the first quarter of fiscal 2009 as compared to $5.8 million during the first quarter in 2008.  The net loss was approximately ($1 million) or ($0.07) per share for the first quarter in 2009 compared to a net loss of ($676,000) or ($0.05) per share for the same period in 2008.

“The economy has impacted virtually every area of our business,” said Brian Hajost, SteelCloud CEO and President.  “I joined the Company at the end of Q1 to realign the Company’s revenue generating capability as well as explore and implement a merger or acquisition strategy.  My efforts are focused on preserving and enhancing shareholder value and could also include responsible funding.  While I am guarded overall, I am pleased with some of our recent tractions, including two design wins in our integration business and the significant increase in activity with the SteelWorks Mobile product.”

First Quarter Financial Highlights:

•	Cash balance at January 31, 2009 was approximately $1.2 million

•	Generated positive cash flow from operating activities of $436,000

•	Monetized certain long-term assets for approximately $462,000

•	Working capital was approximately $780,000 on January 31, 2009

•	Operating expenses decreased 28% from prior year Q1

Quarterly Conference Call

The Company will hold a conference call at 10:00 AM EST on Tuesday, March 17, 2009 to discuss the first quarter results.  Brian Hajost, SteelCloud President and Chief Executive Officer, will host the call. For investors interested in listening to the earnings call, please dial 866-939-3921, or 678-302-3550 and reference SteelCloud. A recording of the earnings call will be available until 11:59 PM EDT, March 27, 2009, and will be accessible by dialing 866-939-0581 (USA) or 678-302-3540 and keying in 2009030949212#. Press 4 to listen, enter confirmation: 1883485#.

About the Company

SteelCloud is a manufacturer of embedded integrated computing systems for the industrial automation marketplace. SteelCloud designs and manufactures specialized servers and appliances for federal integrators, software vendors and volume users.  For both the government and commercial markets SteelCloud delivers integration services and software focused on risk management and network management solutions.   SteelCloud’s ISO 9001:2000 certified Quality Management System provides procedures for continuous quality improvement in all aspects of its business.   Over its nearly 20-year history, SteelCloud has won numerous awards for technical excellence and customer satisfaction.  SteelCloud can be reached at (703) 674-5500.  Additional information is available at www.steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.

CONDENSED CONSOLIDATED BALANCE SHEET

	October 31,	January 31,
	2008	2009
ASSETS		(unaudited)
Current assets
Cash and cash equivalents	$752,351	$1,187,435
Accounts receivable, net	1,571,673	395,356
Inventory, net	521,920	440,335
Prepaid expenses and other current assets	130,446	117,302
Deferred contract costs	-	25,000
Total current assets	2,976,390	2,165,428

Property and equipment, net	626,440	578,236
Equipment on lease, net	442,099	389,089
Other assets	7,020	13,344

Total assets	$4,051,949	$3,146,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$718,316	$411,283
Accrued expenses	561,009	545,867
Notes payable, current	7,538	7,628
Unearned revenue	8,882	424,186
Total current liabilities	1,295,745	1,388,964

Long-term liabilities
Notes payable, long-term	7,903	5,962
Other long-term	132,055	131,021
Total long-term liabilities	139,958	136,983

Stockholders’ equity
Preferred stock, $.001 par value: 2,000,000 shares authorized, no shares issued and outstanding at October 31, 2008 and January 31, 2009	–	–
Common stock, $.001 par value: 50,000,000 shares authorized, 15,138,376 and 15,213,376 shares issued at October 31, 2008 and January 31, 2009, respectively	15,138	15,213
Additional paid in capital	50,902,172	50,909,746
Treasury stock, 400,000 shares at October 31, 2008 and January 31, 2009	(3,432,500)	(3,432,500)
Accumulated deficit	(44,868,564)	(45,872,309)
Total stockholders’ equity	2,616,246	1,620,150

Total liabilities and stockholders’ equity	$4,051,949	$3,146,097

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended January 31,
	2008	2009

Revenues
Products	$5,253,027	$347,902
Services	553,445	541,008
Total revenues	5,806,472	888,910

Cost of revenues
Products	4,615,803	412,424
Services	440,309	446,849
Total cost of revenues	5,056,112	859,273

Gross profit	750,360	29,637

Selling and marketing	320,244	135,974
Research and product development	198,225	101,481
General and administrative	914,353	722,722
Severance and restructuring	-	73,205

Loss from operations	(682,462)	(1,003,745)

Interest income, net	6,415	–

Loss before income taxes	(676,047)	(1,003,745)

Provision for income taxes	–	–

Net loss	(676,047)	(1,003,745)

Loss per share (basic and diluted):
Basic and diluted loss per share	$(0.05)	$(0.07)

Weighted–average shares outstanding, basic and diluted	14,316,934	14,739,200